Exhibit 99.1

Patterson Companies Initiates $0.10 Per Share Quarterly Cash Dividend

St. Paul, MN—March 16, 2010—Patterson Companies, Inc. (Nasdaq: PDCO) today announced that its Board of Directors has approved initiating a quarterly cash dividend of $0.10 per share. The Board declared the first such dividend payable April 20, 2010 to shareholders of record as of the close of business on April 2, 2010.

James W. Wiltz, president and chief executive officer, commented: “Patterson is continuing to generate substantial operating cash flows, and as part of our capital allocation strategy, we are initiating a planned quarterly dividend. We believe our strong earnings potential, financial position and cash flow provide us with the financial flexibility to begin a dividend program while enabling us to continue making substantial investments in our dental, veterinary and rehabilitation businesses. The markets of our three businesses are expected to continue growing faster than the overall economy, and we believe Patterson is well positioned to capitalize upon the growth trends of our served markets.”

Also as part of its capital allocation strategy, Patterson has approximately six million common shares remaining under its previously authorized 25 million share repurchase program.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415